Exhibit 10.8

September 11, 2013

Hard Rock Solutions

Attn: Julia Isenhour

4817 Country Farms Drive

Windsor, CO 80528

Our auditors, Hein & Associates LLP, are engaged in an audit of our financial statements. In connection therewith, they desire that you confirm to them certain details of the agreement between us and Hard Rock Solutions (“Hard Rock”). Please confirm the following about our agreement with Hard Rock. Additionally, please confirm that this represents the entirety of our agreement and there are no side arrangements to the agreement below.

1)	Superior Drilling Products (“Superior”) will absorb 25% of the cost of each tool sale to Hard Rock. The absorption of this cost is not contingent on Hard Rock generating revenue from the tool sold.

2)	Upon receipt of tool rental income, Hard Rock will deduct any additional expenses paid to Superior for the tool since the purchase (for example, repairs and modifications) and pay Superior a commission of 25% of this net amount.

3)	Payment of the commission is contingent on Hard Rock receiving payment from the customer that rented the tool.

Please confirm your agreement by signing below. Please return this letter directly to Hein & Associates LLP, 14755 Preston Road, Suite 320, Dallas, Texas 75254. A stamped, addressed envelope is enclosed for your convenience. Thank you for your cooperation.

Very truly yours,

/s/ Annette Meier

Annette Meier

Superior Drilling Products

We agree that the terms of the agreement above are correct, represent the entirety of the agreement between Hard Rock and Superior, and there are no side arrangements to the agreement above, with the following exceptions (if any):

Name and Title	/s/ Julia Isenhour
Signature	Julia Isenhour
Date	9/12/13